Exhibit 2(k)(3)(i)


                         THE HIGH YIELD PLUS FUND, INC.

                                 FIRST AMENDMENT

                                       To

                                CREDIT AGREEMENT


      The First Amendment (this "AMENDMENT") dated as of October 30, 1994 amends the Credit Agreement dated as of October 31, 1993 (the "CREDIT AGREEMENT"), between THE HIGH YIELD PLUS FUND, INC. (the "BORROWER") the THE FIRST NATIONAL BANK OF BOSTON (the "BANK"). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

      WHEREAS, the Borrower and the Bank have executed the Credit Agreement providing for a revolving credit facility for borrowings by the Borrower to leverage its investment portfolio in amounts up to $30,000,000; and

      WHEREAS, the Borrower has requested that the credit facility be extended for an additional 364-day period, and the Bank is willing to so extend the facility on the terms and conditions set forth below;

      NOW THEREFORE, the Bank and the Borrower agrees as follows:

SECTION 1.  AMENDMENT TO THE CREDIT AGREEMENT.

      Section 2.4 of the Credit Agreement is hereby amended by deleting the date "October 30, 1994" and substituting therefor the date "October 27, 1995".

SECTION 2.  REPRESENTATIONS AND WARRANTIES.

      The Borrower represents and warrants as follows:

      (a) The execution and delivery of this Amendment and the performance by the Borrower of the Credit Agreement as amended hereby, are within the powers of the Borrower, have been duly authorized by all necessary and proper action on the part of the Borrower, and do not and will not (i) violate or contravene any provision of the Borrower's Articles of Incorporation or bylaws, or any amendment thereof, (ii) violate or contravene any provision of the Borrower's Prospectus or Registration Statement, (iii) conflict with, or result in a breach of any material term, condition or provision of, or constitute a default under or result in the creation of any mortgage, lien, pledge, charge, security interest or other encumbrance upon any of the property or assets of the Borrower under, any agreement, trust deed, indenture, mortgage or other instrument to which the Borrower is a party or by which the Borrower or any of its property or assets is bound or affected, or (iv) violate or contravene any provision of any material law, regulation, order, ruling or interpretation thereunder or any decree, order or judgment of any court or governmental or regulatory authority, bureau, agency or official.

      (b) This Amendment and the Credit Agreement as amended hereby and all the provisions hereof and thereof constitute the legally valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

      (c) No authorization, approval, consent or other action by, and no notice to or filing with, any shareholder or creditor of the Borrower, or governmental or regulatory agency or authority, is required to make valid and legally binding the execution and delivery by the Borrower of this Amendment and the performance of the Credit Agreement as amended hereby or the consummation by the Borrower of the transactions contemplated hereby and thereby, or the exercise by the Bank of its rights and remedies hereunder or thereunder.

      (d) The representations and warranties contained in Section 4 of the Credit Agreement are true and correct as of the date thereof as though made on and as of the date hereof.


SECTION 3.  CONDITIONS TO EFFECTIVENESS.

      This effectiveness of this Amendment is conditioned upon the following:

      (a) receipt by the Bank and the Borrower of a duly executed counterpart of this Amendment;

      (b) receipt by the Bank of a certificate of the Secretary or an Assistant Secretary of the Borrower with respect to (i) resolutions of the Board of Directors of the Borrower authorizing the execution and delivery of this Amendment and (ii) identification of the officer(s) authorized to execute, deliver and take all other actions required under this Amendment and the Credit Agreement as amended hereby, providing specimen signatures of such officers; and

      (c) delivery of such other documents, and completion of such other matters, as counsel for the Bank may deem necessary or appropriate.


SECTION 4.  MISCELLANEOUS.

      (a) On and after the date hereof, each reference in the Credit Agreement to "this Agreement" or words of like import shall mean and be deemed to be a reference to the Credit Agreement as amended hereby.

      (b) Except as amended and modified hereby, the Credit Agreement is in all respects ratified and confirmed as of the date hereof, and the terms, covenants and agreements therein shall remain in full force and effect.

      (c) This Amendment and modifications to the Credit Agreement set forth herein shall be deemed to be a document executed under seal and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

      (d) This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


      IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date and the year first above written.


                                    THE HIGH YIELD PLUS FUND, INC.

                                    By:
                                    Title:  President and Treasurer



                                    THE FIRST NATIONAL BANK OF BOSTON



                                    By:
                                    Title:  Managing Director